As filed with the Securities and Exchange Commission on November 8, 2004.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Indus International, Inc.

(Exact Name of Issuer as Specified in its Charter)

Delaware	94-3273443
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

3301 Windy Ridge Parkway, Atlanta, GA 30339
(770) 989-4300
(Address, including zip code, and telephone number of Principal Executive Offices)

Indus International, Inc. 2004 Long-Term Incentive Plan
Indus International, Inc. Amended and Restated 1997 Director Option Plan
(Full Title of the Plan)

Copy to:
ADAM V. BATTANI
General Counsel
Indus International, Inc.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339
Telephone: (770) 952-8444
(Name, address, including zip code, and
telephone number, including area code, of
agent for service)	MICHAEL L. STEVENS Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 Telephone: (404) 881-7970 Facsimile: (404) 881-7777

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Unit	Offering Price	Registration Fee
Common Stock, par value $0.001	4,500,000 (1)	$1.65 (2)	$7,425,000 (2)	$940.75

(1)	Amount to be registered consists of an aggregate of 3,500,000 shares to be issued pursuant to the grant or exercise of awards to employees, officers, directors and consultants under the Indus International, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”) and 1,000,000 shares to be issued pursuant to the grant or exercise of awards to directors under the Indus International, Inc. Amended and Restated 1997 Director Option Plan (the “1997 Director Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plans.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Indus International, Inc. (the “Company”) Common Stock reported on the Nasdaq National Market on November 3, 2004.

PART I      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     (a)      The documents constituting Part I of this Registration Statement will be sent or given to participants in the 2004 Plan and the 1997 Director Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

     (b)      Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information, should be directed to Adam V. Battani, Indus International, Inc., 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

PART II      INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

     The following documents filed with the Commission by the Company (File No. 0-22993) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents, except as otherwise noted:

     (1) The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004;

     (2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004;

     (3) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

     (4) The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-4 as filed with the Commission on August 7, 1997; and

     (5) The Company’s Current Reports on Form 8-K dated May 11, 2004, June 15, 2004, August 17, 2004, August 20, 2004, September 14, 2004, October 6, 2004, October 27, 2004 and October 29, 2004.

     Information included by the Company in Current Reports on Form 8-K under Item 9 or Item 12 and Item 2.02 or Item 7.01 of the recently adopted rules regarding Current Reports on Form 8-K thereof is expressly not incorporated by reference herein.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold of that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities. Not Applicable.

Item 5.      Interests of Named Experts and Counsel. Not Applicable.

Item 6.      Indemnification of Directors and Officers

     The Company’s Certificate of Incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company’s Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the Delaware General Corporation Law. The Company currently has secured such insurance on behalf of its officers and directors.

Item 7.      Exemption from Registration Claimed. Not Applicable.

Item 8.      Exhibits.

     See Exhibit Index, which is incorporated here by reference.

Item 9.      Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this 5thday of November, 2004.

Indus International, Inc.
By:	/s/ Gregory J. Dukat
Gregory J. Dukat
Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Dukat and Thomas W. Williams, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Gregory J. Dukat Gregory J. Dukat	Chief Executive Officer, President and Director (Principal Executive Officer)	November 5, 2004
/s/ Thomas W. Williams Thomas W. Williams	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2004
/s/ Thomas R. Madison, Jr. Thomas R. Madison, Jr.	Chairman of the Board	November 5, 2004
/s/ Gayle A. Crowell Gayle A. Crowell	Director	November 5, 2004

SIGNATURE	TITLE	DATE
/s/ Allen R. Freedman Allen R. Freedman	Director	November 5, 2004

/s/ C. Frederick Lane C. Frederick Lane	Director	November 2, 2004

/s/ Douglas S. Massingill Douglas S. Massingill	Director	November 5, 2004

/s/ Frederick J. Schwab Frederick J. Schwab	Director	November 2, 2004

/s/ Thomas E. Timbie Thomas E. Timbie	Director	November 5, 2004

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
5	Opinion of Alston & Bird LLP
23.1	Consent of Alston & Bird LLP (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (included on signature page)
99.1	Indus International, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed with the Commission on October 29, 2004)
99.2	Indus International, Inc. Amended and Restated 1997 Director Option Plan (incorporated by reference to Exhibit 99.2 of the Company’s Form 8-K filed with the Commission on October 29, 2004)